EXHIBIT 99.1

For Immediate Release

Coast Distribution System Reports Results for Second Quarter 2010

MORGAN HILL, Calif., Aug. 16, 2010 – The Coast Distribution System, Inc. (NYSE Amex: CRV) today reported financial results for the second quarter and six months ended June 30, 2010, highlighted by revenue growth in both the United States and Canada.

Second Quarter 2010 vs. 2009

Coast, one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV), boating and outdoor recreation industries, reported net income of $1,184,000, or $0.26 per diluted share, for the second quarter of 2010 as compared to net income of $1,162,000, or $0.26 per diluted share for the second quarter of 2009. A small increase in gross profit led to a $200,000 increase in pretax income, which was offset by a higher effective tax rate.

Net sales increased by 4.6%, to $34.6 million in the second quarter of 2010, as compared to $33.1 million in the same quarter of 2009. Sales increased in both the Company’s United States and Canadian operations. The improvement in sales was attributable to a slight firming of demand for the Company’s products, coupled with historically low inventory levels maintained by Coast’s aftermarket customers.

On the balance sheet, accounts receivable increased modestly to $14.4 million from $14.2 million at June 30, 2009, as a result of increased sales compared to the prior year. Inventories at June 30, 2010 were $29.8 million, an increase of $5.1 million compared with $24.7 million a year earlier, which was attributable to the Company’s plan to optimize inventory levels to improve customer service in season. Given the increased levels of inventory, the Company’s revolving credit facility increased to $13.3 million at June 30, 2010, from $11.4 million at June 30, 2009.

“Our financial results for the second quarter reflected slight improvements in our market share, as well as our ongoing efforts to control costs and operate efficiently,” said Coast’s Chief Executive Officer Jim Musbach. “Although our progress was tempered by continued uncertainty in our markets over the last few months, we continue to focus on our objective of providing more of our branded products to our customers. Year to date, approximately 33% of Coast’s sales were derived from the products that we have designed, developed and sourced during the last decade.”

Six Months Ended June 30, 2010 vs. 2009

For the six-month period ended June 30, 2010, Coast reported net earnings of $1.2 million or $0.26 per diluted share, on net sales of $58.7 million, compared with net earnings of $0.3 million, or $0.06 per diluted share, on net sales of $56.3 million in the same six-month period of 2009.

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 12,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company and its shares are listed on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ significantly from the future financial performance and financial condition expected at the current time. In particular, our sales and operating results are affected primarily by the volume of purchases and the usage by consumers of RVs and boats. As a result, we are subject to the risk that our sales and operating results will be adversely affected by any of the following conditions or circumstances, which are outside of our ability to control, because they can adversely affect the willingness and the ability of consumers to purchase and use RVs and boats and, therefore, their need for and willingness to purchase the products we sell: Declines in discretionary income and loss of confidence among consumers regarding economic conditions and tightening in the availability of and increases in the cost of consumer credit; increases in the costs of and shortages in the supply of gasoline; and unusually severe or extended winter weather conditions. Moreover, the current economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV and boating dealers which could significantly reduce the number of Aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs and boats by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; increases in price competition within our markets that could reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which the Company filed with the Securities and Exchange Commission on March 31, 2010, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above referenced 2009 Annual Report whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the American Stock Exchange.

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Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Tryka, CFA

Lambert, Edwards & Associates

616-233-0500 / jtryka@lambert-edwards.com

THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the

Three and Six Months Ended June 30, 2010 & 2009

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$34,647	$33,138	$58,749	$56,336
Cost of sales, including distribution costs	27,915	26,510	47,093	45,385

Gross profit	6,732	6,628	11,656	10,951
Selling, general and administrative expenses	4,713	4,551	9,567	10,087

Operating income	2,019	2,077	2,089	864
Other income (expense)
Interest	(156)	(208)	(303)	(348)
Other	6	(206)	(9)	(129)

	(150)	(414)	(312)	(477)

Earnings before income taxes	1,869	1,663	1,777	387
Income tax provision	$685	$501	571	113

Net earnings	$1,184	$1,162	$1,206	$274

Basic earnings per share	$0.26	$0.26	$0.27	$0.06

Diluted earnings per share	$0.26	$0.26	$0.26	$0.06

Condensed Consolidated Balance Sheet

	June 30, 2010	June 30, 2009
	(In thousands)
ASSETS
Cash	$3,976	$2,614
Accounts receivable	14,449	14,198
Inventories	29,776	24,706
Other current assets	2,108	3,205

Total Current Assets	50,309	44,723
Property, Plant & Equipment	1,976	2,528
Other Assets	2,615	2,540

Total Assets	$54,900	$49,791

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	6,805	6,276
Other current liabilities	3,893	14,674

Total Current Liabilities	10,698	20,950
Long term debt	13,275	51
Stockholders Equity	30,927	28,790

Total Liabilities and Stockholders’ Equity	$54,900	$49,791